Exhibit 99.1

Onvia Reports Third Quarter 2016 Results

Subscription revenue increased 6% over third quarter 2015;

Strategic Account ACV grew $1.1 million over third quarter 2015

SEATTLE, Nov. 3, 2016 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the third quarter ended September 30, 2016.

Q3 2016 Financial Highlights

  Subscription revenue up 6% to $5.8 million compared to Q3 2015
  Total revenue increased 5% to $6.2 million compared to Q3 2015
  Strategic Account Annual Contract Value (ACV) increased 6% to $18.2 million vs. Q3 2015
  Annual Contract Value per Client (ACVC) up 10% to $7,824 vs. $7,116 in Q3 2015
  Adjusted EBITDA of $281,000 in Q3 2016 compared to $581,000 in Q3 2015 *
  Net Loss of $492,000 in Q3 2016 vs. net income of $9,000 in Q3 2015

* Adjusted EBITDA is a non-GAAP Financial measure, see "Use of Non-GAAP Financial Information" below.

Q3 2016 Operational Performance Summary

	Q3 16	Q2 16	Change %	Q3 15	Change %

Annual Contract Value (ACV) (in millions)
Strategic Accounts	$ 18.2	$ 17.5	4%	$ 17.1	6%
Small Business (legacy accounts)	4.7	4.7	0%	5.1	-8%
Total ACV	$ 22.9	$ 22.2	3%	$ 22.2	3%

Client Count
Strategic Accounts	1,400	1,350	4%	1,330	5%
Small Business (legacy accounts)	1,520	1,560	-3%	1,770	-14%
Total Clients	2,920	2,910	0%	3,100	-6%

Annual Contract Value per Client (ACVC)
Strategic Accounts	$ 12,947	$ 12,915	0%	$ 12,781	1%
Small Business (legacy accounts)	$ 3,071	$ 2,989	3%	$ 2,868	7%
Total ACVC	$ 7,824	$ 7,590	3%	$ 7,116	10%

Content Licenses (in millions)	$ 1.4	$ 1.4	0%	$ 1.5	-7%

For more information about ACV, ACVC, Strategic Accounts and Small Business (legacy accounts), see "Key Metric Definitions" below.

Management Discussion
Throughout 2016 we have made significant investments in product, sales leadership and marketing leadership to drive revenue growth and create leverage from our business model. These investments are beginning to improve results. In the third quarter of 2016, new client sales increased 70% over last year and ACV increased 3%, or over $700,000 compared to the second quarter of 2016, our largest quarterly increase in the last eight quarters.

"It is our goal to create the leading network in the Business to Government (B2G) commerce space," stated Onvia's President and CEO, Hank Riner. "There are three key pillars to our strategy. First and foremost, we must meet the needs of our strategic target market, which include both lead generation and business intelligence. Today we provide a leading lead generation service for B2G commerce by providing the greatest line of sight for both current and future opportunities. By early 2018 we intend to supplement our lead platform with actionable business intelligence that will allow government contractors to strategically address the B2G space with clarity, insight and analytics."

Mr. Riner continued, "Second, in order to provide this business intelligence, we need to capture data that is not currently in the public domain. In the second quarter of 2016, we launched Onvia Exchange which allows government procurement professionals to use Onvia intelligence to improve their bidding process in exchange for providing content directly into the Onvia platform that is not easily accessible. As of the third quarter of 2016, over 500 government agencies have joined our Onvia Exchange network and will begin to provide us with additional content in 2017."

"Finally, we will need to accurately and cost effectively curate much higher data volumes as a result of Onvia Exchange. Onvia 7, which was completed this year, automates the data curation process using our proprietary ontologies and business rules and can efficiently scale to handle much higher data volumes. In addition, Onvia 7 provides our existing clients with a much more relevant search experience by uncovering leads that would be difficult to find using keyword searching. As of September 30, 2016, all of our clients have been migrated to the Onvia 7 platform. We would like to thank all of the Onvians for their hard work to make Onvia 7 a reality."

Mr. Riner concluded, "B2G commerce is a huge yet extremely inefficient market. Our investment in proprietary systems and by building relationships with both government contractors and government buyers, it is now possible to build the authoritative B2G intelligence system that can provide much needed clarity into this marketplace."

Third Quarter 2016 Results

Subscription revenue for the quarter ended September 30, 2016 grew 6% to $5.8 million compared to the same period in 2015. Subscription revenue includes revenue earned from our target market of Strategic Accounts, Small Business (legacy accounts) and revenue generated from the eCommerce sales channel. The eCommerce channel, which officially launched in early 2016, is a self-serve solution for small businesses. The growth in subscription revenue is primarily reflective of growth in ACV. ACV is a leading indicator of subscription revenue and excludes subscribers to the self-serve Small Business solution.

ACV for Strategic Accounts grew $1.1 million, or 6%, in the third quarter of 2016 over the same period last year. The growth in ACV primarily reflects improved results in acquisition sales and first year client retention over the past year. Small Business (legacy accounts) represents clients outside of our strategic target market that have been subscribers since before 2011, when we originally transitioned away from the small business market.

For the twelve months ended September 30, 2016, dollar retention was 88%, compared to 86% as of last quarter and 88% in the same period last year. Dollar retention is a measurement of how effectively the Client Success team has retained, achieved price increases and expanded existing subscription contracts. This measurement can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period, as well as the volume of pricing and contract expansions in a particular. For more information about dollar retention, see "Key Metric Definitions" below.

Total revenue for the quarter ended September 30, 2016 was $6.2 million, up by 5% compared to the same period last year. In addition to subscription revenue, total revenue includes content license, management information report and other revenue.

Operating expenses in the third quarter of 2016 increased 17% to $6.0 million from $5.1 million in the same period of 2015. The increase in comparative periods is primarily due to increased payroll-related investments necessary to support sales, marketing and product development operating initiatives, variable compensation costs as a result of increased sales volume and amortization of internal software costs (explained further below). In addition, costs of approximately $156,000 associated with the CEO transition were incurred in the third quarter of 2016. CEO transition and additional executive transition costs are anticipated to continue throughout 2016 and early 2017.

Our current product roadmap is focused on improving client workflows and the usability of our platform. These new enhancements will replace existing processes and features of software assets currently capitalized on our balance sheet. We have determined that the estimated useful lives of the affected capitalized costs must be shortened to coincide with the estimated release of the new enhanced features and functions. We have reduced the estimated useful life of approximately $892,000 in unamortized internal software costs beginning in the third quarter of 2016. During the third quarter of 2016, we recorded $205,000 in additional amortization as a result of this change in accounting estimate, which is expected to continue through the third quarter of 2017.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended September 30, 2016 decreased to $281,000 from $581,000 in the same period of prior year. For further information about Adjusted EBITDA, see "Use of Non-GAAP Financial Information" below.

Net loss for the third quarter of 2016 was $492,000, or $0.07 cents per diluted share, compared to a net income of $9,000, or $0.00 cents per diluted share, last year.

At September 30, 2016, cash, cash equivalents and available for sale investments increased to $7.6 million compared to $6.8 million at the end of 2015.

Conference Call
Onvia will hold a conference call later today (November 3, 2016) to discuss its results for the third quarter of 2016. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, November 3, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9177
International: 1-785-424-1666
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until December 3, 2016:

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay pass-code: 121688

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; other income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

GAAP net income (loss)	$ (492)	$ 9	$ (598)	$ (388)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(13)	(6)	(28)	(30)
Depreciation and amortization	737	544	1,754	1,766
Stock-based compensation	49	34	153	78

Adjusted EBITDA	$ 281	$ 581	$ 1,281	$ 1,426

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. Onvia presents these metrics in aggregate and separately for the Strategic Accounts and Small Business (legacy accounts) sales channels. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Strategic Accounts are those clients from a target market that are believed to have a long term strategic interest in the state and local government market. Small Business (legacy accounts) clients are primarily long term customers that were acquired prior to a change in go-to-market strategy in 2011. Clients that subscribe to our new self-service Small Business solution are not included in Small Business (legacy accounts).

Forward-Looking Statements
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2015.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia
Since 2000, Onvia (NASDAQ: ONVI) has been delivering the data and technologies companies rely on to succeed in the government contracting market, and agencies rely on to streamline and improve the procurement process. Onvia tracks and reports on the spending of tens of thousands of federal, state and local government agencies and the activity of tens of thousands companies who sell to government, giving government buyers and business sellers a single comprehensive source for success in the business-to-government (B2G) market.

For information about Onvia, visit http://www.onvia.com/.

Onvia, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,762	$ 5,417	$ 16,977	$ 16,048
Content license	328	403	1,050	1,295
Management information reports	43	20	96	109
Other	40	47	132	174

Total revenue	6,173	5,887	18,255	17,626

Cost of revenue	689	783	2,195	2,414

Gross margin	5,484	5,104	16,060	15,212

Operating expenses:
Sales and marketing	3,207	2,735	9,058	8,252
Technology and development	1,732	1,578	4,636	4,363
General and administrative	1,050	788	2,992	3,015

Total operating expenses	5,989	5,101	16,686	15,630

Income (loss) from operations	(505)	3	(626)	(418)

Interest and other income, net	13	6	28	30
Net income (loss)	$ (492)	$ 9	$ (598)	$ (388)

Basic net income (loss) per common share	$ (0.07)	$ 0.00	$ (0.08)	$ (0.05)

Diluted net income (loss) per common share	$ (0.07)	$ 0.00	$ (0.08)	$ (0.05)

Basic weighted average shares outstanding	7,131	7,449	7,129	7,421

Diluted weighted average shares outstanding	7,131	7,561	7,129	7,421

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,082	$ 1,483
Short-term investments, available-for-sale	5,564	5,275
Accounts receivable, net of allowance for doubtful accounts of $36 and $32	1,293	1,298
Prepaid expenses and other current assets	682	1,075

Total current assets	9,621	9,131

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	871	1,036
Internal use software, net of accumulated amortization	5,438	5,091
Other long-term assets	233	260

Total long term assets	6,542	6,387

TOTAL ASSETS	$ 16,163	$ 15,518

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 933	$ 499
Accrued expenses	1,206	937
Unearned revenue, current portion	9,432	9,040
Other current liabilities	128	103

Total current liabilities	11,699	10,579

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	48	64
Deferred rent, net of current portion	556	575
Other long-term liabilities	23	43

Total long term liabilities	627	682

TOTAL LIABILITIES	12,326	11,261

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,724,260 and 8,717,788 shares issued; and 7,131,956 and 7,125,484 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,592,304 shares	(5,446)	(5,446)
Additional paid in capital	354,386	354,212
Accumulated other comprehensive gain	1	(3)
Accumulated deficit	(345,105)	(344,507)

Total stockholders' equity	3,837	4,257

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,163	$ 15,518

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2016	2015
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (598)	$ (388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,754	1,766
Stock-based compensation	153	78
(Gain)/Loss on sale of property and equipment	(4)	2
Change in operating assets and liabilities:
Accounts receivable	5	435
Prepaid expenses and other assets	420	(84)
Accounts payable	128	(124)
Accrued expenses	269	(244)
Unearned revenue	377	176
Deferred rent	6	20

Net cash provided by operating activities	2,510	1,637

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(138)	(296)
Additions to internal use software	(1,510)	(1,403)
Purchases of investments	(5,756)	(6,803)
Sales of investments	252	340
Maturities of investments	5,217	6,511
Proceeds from the sale of equipment	4	8

Net cash used in investing activities	(1,931)	(1,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and purchases under employee stock purchase plan	20	223

Net cash provided by financing activities	20	223

Net increase in cash and cash equivalents	599	217

Cash and cash equivalents, beginning of period	1,483	1,577

Cash and cash equivalents, end of period	$ 2,082	$ 1,794

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CONTACT: Onvia Contacts: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com